Exhibit 10.12
Summary Sheet of Director and Officer Compensation
Outside Directors
     On January 24, 2007, NorthWest Indiana Bancorp’s (the “Bancorp”) Directors approved an increase in annual director’s fees paid to outside directors. For 2007, $22,750 in annual fees will be paid to outside directors. Directors are reimbursed for expenses incurred in connection with attendance at Board and Committee meetings.
Inside Directors and Executive Officers
     On January 24, 2007, the Bancorp’s Compensation and Benefits Committee of the Board of Directors approved executive officer base compensation for 2007 and authorized payment of incentive compensation for 2006 performance. The individuals listed below will begin to receive their new base salary and incentive compensation payment on February 1, 2007:

	2007		2006
	Base		Incentive
Inside Directors and Executive Officer	Salary		Compensation

David A. Bochnowski, Director, Chairman and Chief Executive Officer	$347,563		$46,976
Joel Gorelick, Director, President and Chief Administrative Officer	$209,575		$22,205
Edward J. Furticella, Director and Consultant	$85.59	(1)	$8,260
Jon E. DeGuilio, Executive Vice President, General Counsel and Secretary	$141,341		$7,325
Robert T. Lowry, Senior Vice President and Chief Financial Officer	$125,823		$7,575

(1)	Mr. Furticella is a part-time employee with the Bancorp and earns an hourly rate of pay.
Incentive Compensation Plan
     The Bancorp’s Compensation and Benefits Committee has established an incentive compensation system designed to offer positive salary rewards for peak performance to all employees. The incentive compensation is geared towards rewarding performance that results in increased profitability of the Bancorp. In addition, incentive compensation is awarded for consistent performance tied to corporate goals rather than short-swing profits. The incentive compensation is discretionary and approved by the Board on an annual basis, as strategic goals are achieved. The incentive targets are set by the Board at the beginning of the fiscal year, but the Board retains the prerogative to review the incentive outlook at the end of the fiscal year.
     The incentive compensation is paid from a pool of funds created each year based on the Bancorp’s return on equity, return on assets, and increase in earnings per basic share. Each of the three measures is tied to a factor, which is then multiplied by the Bancorp’s annual net income after incentive compensation expense to determine the incentive compensation pool. The factors are set forth in the attached table. The Board also has the discretion to increase the size of the incentive compensation pool to reward outstanding performance consistent with long and short-range goals. No Board discretionary funds were included in the 2006 incentive compensation pool. The incentive

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compensation pool is generally allocated to the Bancorp’s employees in the following manner: 30% to the Chief Executive officer, 52% to the Chief Administrative Officer and Vice Presidents and 18% to other employees. The Chief Executive Officer, with Board approval, may reallocate a portion of his incentive compensation pool to the other compensation pools.
     The allocated incentive compensation pools can be utilized to supplement the cash remuneration of the Bancorp’s management according to the following guidelines: Vice Presidents up to 10% of salary; Senior Vice Presidents up to 20% of salary; President and Executive Vice President up to 35% of salary; and Chief Executive Officer up to 50% of salary. The incentive compensation for Vice Presidents, Senior Vice Presidents, Executive Vice President and President is awarded based on a performance review by the Chief Executive Officer, which is reviewed and approved by the Bancorp’s Compensation Committee and Board. The performance review incorporates the following criteria: results achieved, goal attainment, and core competencies for leadership, management, communication, initiative and time management, commitment to stock ownership, community leadership and professional development. The Compensation and Benefits Committee and Board conduct the Chief Executive Officer’s performance review following the same criteria and determine his incentive compensation.

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TABLE
COMPONENT PARTS
PEOPLES BANK INCENTIVE

Return on Assets	% of Profit	Return on Equity	% of Profit	Earnings Per Share	% of Profit
%	Added to Pool	%	Added to Pool	% Increase	Added to Pool

0.70	0.025	11.00	0.500	1.00	0.0000
0.75	0.500	11.25	0.625	2.00	0.0250
0.80	0.625	11.50	0.750	3.00	0.0500
0.85	0.750	11.75	0.875	4.00	0.0750
0.90	0.875	12.00	1.000	5.00	0.0100
0.95	1.000	12.25	1.125	6.00	0.0150
1.00	1.125	12.50	1.250	7.00	0.0200
1.05	1.250	12.75	1.375	8.00	0.0250
1.10	1.375	13.00	1.500	9.00	0.0300
1.15	1.500	13.25	1.625	10.00	0.0350
1.20	1.625	13.50	1.750	11.00	0.0400
1.25	1.750	13.75	1.875	12.00	0.0410
1.30	1.875	14.00	2.000	13.00	0.0420
1.35	2.000	14.25	2.125	14.00	0.0430
1.40	2.125	14.50	2.250	15.00	0.0440
1.45	2.250	14.75	2.375	16.00	0.0450
1.50	2.375	15.00	2.500	17.00	0.0460
		15.25	2.625	18.00	0.0470
		15.50	2.750
		15.75	2.875
		16.00	3.000

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